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                                                                    EXHIBIT 10.9


                             DISTRIBUTOR AGREEMENT

     THIS AGREEMENT dated as of June 20, 1996, 1996 between Donlar Corporation ("Donlar") and National Starch and Chemical Company ("National Starch").

The parties hereto agree as follows:

1. Appointment of National Starch. Donlar appoints National Starch as Donlar's world-wide exclusive distributor of Donlar's homopolymers of thermal polyaspartate products initially as set forth on Appendix A ("Products") to the exclusion of Donlar in the following fields: textile pre-treatment, water treatment/corrosion control, industrial dispersants, detergents, cleaning products for industry and institutions, industrial dispersants, personal care including hair, skin and dental products, adhesives, and paper products - wet and dry ends, tissue and towel (collectively, the "Exclusive Fields"). Donlar also appoints National Starch its non-exclusive distributor of the Products in the pharmaceuticals field (the "Non-Exclusive Field"). The Exclusive Fields and Non-Exclusive Field are collectively herein referred to as the "Fields". National Starch will use its best efforts to promote sales of Products in the Fields. Donlar retains and from time to time may grant marketing and distribution rights in the Products to third parties in all fields other than the Exclusive Fields, including but not limited to agriculture, pharmaceuticals, super absorbents and oilfield chemicals. National Starch will not knowingly distribute Products for use in any applications other than the Fields.

     Appendix A shall be amended from time to time during the term of this Agreement to add any thermal polyaspartate products developed by Donlar during the term of this Agreement which was not theretofore included in Appendix A. Any such amendment of Appendix A shall also include the mutually agreed initial price and volume for such Product. Appendix B shall also be amended to set forth the Specifications for any such Product.

2. Prices and Terms of Sale for Products. The prices for Products are as set forth on the Price Schedule attached hereto as Appendix A . Sixty days prior to the end of each year commencing with the year ending December 31, 1996, the parties will commence negotiations for a new Price List for the Products. If the parties are unable in good faith to agree upon a new Price List by December

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     31 of any year, this Agreement will continue for one additional year and the prices theretofore in effect shall continue during such additional one year period. If the parties have not reached agreement on the prices for the Products at the end of such additional year this Agreement shall terminate automatically on that date.

     All Products purchased hereunder by National Starch shall be pursuant to the terms and conditions as set forth herein and in National Starch's purchase order with respect to any such order for Products. Any terms, conditions, or provisions in any other documents shall be null and void and of no force and effect.

     Upon Donlar's receipt of orders for the purchase of Products hereunder, Donlar shall sell and deliver such quantities of the Products as National Starch may from time to time order.

3. Specifications, Quality, Title and Ability to Manufacture. Donlar represents and warrants that (i) all Products manufactured, packaged and delivered by Donlar will meet the specifications set forth in Appendix B attached hereto (the "Specifications"), (ii) the Products will be of good and merchantable quality, (iii) Donlar has the necessary expertise and equipment to manufacture, handle, package and ship the Products and (iv) National Starch shall receive good and marketable title to the Products free of any claims, liens or encumbrances.

4. Tradenames and Trademarks. Donlar acknowledges and agrees that (i) the Products will be sold under National Starch's tradenames and trademarks
     (ii) that National Starch is the sole owner of such trademarks and trade names, (iii) Donlar shall not, throughout the term hereof or thereafter, use such tradenames or trademarks or any one confusingly similar thereto, except in connection with the solicitation of orders for National Starch. Donlar agrees not to use in its commercial name any of the tradenames or trademarks, or a tradename or trademark confusingly similar thereto and, not to file in any country, directly or indirectly, an application for registration of such tradenames or trademarks.

5.   Purchase Targets and Extension or Termination of Agreement.

      (a) The purchase targets for National Starch during the term of this Agreement (excluding from such purchases for each year the total amount of purchases by Henkel from Donlar for use in the Fields during the twelve months preceding the date of this Agreement) are as follows:



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                   (i)    From the date of this Agreement through
                          December 31, 1996: $-0-.

                   (ii)   Calendar year 1997: $700,000.

                   (iii)  Calendar year 1998: $1,800,000.

                   (iv)   Calendar year 1999: $3,000,000.

                    (v) The dollar sales volume for calendar year 2000 and each calendar year thereafter shall be the sales volume in the prior calendar year plus 10% of such amount.

      (b) If sales of Products through December 31, 1997, 1998 or 1999 are less than 85% of the target sales for such calendar year plus shortfalls, if any, from the prior calendar year, the parties will promptly meet to review the reasons for the shortfall and National Starch will propose a marketing plan for achieving its goals in the succeeding calendar year plus any such shortfall.

      (c) If the sales of Product to National Starch in any year commencing calendar year 1998 are less than seventy five percent (75%) of the target sales for such year as set forth in Section 5 (a) above:

           (i) Donlar may convert National Starch's distribution rights herein granted to non-exclusive if Donlar reasonably believes that National Starch's marketing proposal does not represent a sufficient commitment of marketing resources to achieve the next calendar year target to be effective at the end of the next calendar year; and

           (ii) National Starch may terminate this Agreement except as to any outstanding purchase order if it reasonably believes that the market potential for the Products or Derivatives, as applicable, in the Fields is insufficient to permit the sales targets set forth in Section 5 (a) to be achieved with a reasonable level of marketing effort.

6. Term of Agreement. The term of this Agreement begins on the date it is signed and continues through December 31, 1999. This Agreement shall continue thereafter unless terminated by either party upon the giving to the other party of not less than one year prior written notice provided, however Donlar may not terminate this Agreement

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     pursuant to this Section 6 if National Starch has purchased at least seventy five percent (75%) of the target purchases as set forth in
     Section 5 (a)(v) above in the calendar year preceding the date of any such notice.

7. Marketing Support. National Starch will develop technical and applications information on the Products for the Fields and prepare appropriate literature to support the marketing of the Products in the Fields, all at National Starch's expense. National Starch will bear all expenses it incurs in marketing and supporting Products in the Fields, including advertising costs.

8. Communications and Reporting. National Starch will inform Donlar regarding (a) customer feedback, (b) status and results of applications testing, (c) competitive developments, and (d) other developments that affect or may in the future affect sales of the Products in the Fields. Donlar shall promptly communicate to National Starch all leads and inquiries received by Donlar regarding the purchase of Products in the Fields.

9. Information Sharing; Confidentiality. Each party will provide the other party, in confidence, with technical information and marketing information regarding Products, that is necessary to the other party's effective performance of its functions under this Agreement.

     Confidential information disclosed in tangible form will be conspicuously marked to identify its ownership, for example by the following legend:

                "CONFIDENTIAL - PROPERTY OF <NAME OF OWNER>".

     Each party will preserve the other party's confidential information in strict confidence and safeguard its confidentiality in accordance with good industrial operating practice and with the same care and protection that the party accords to its own confidential proprietary information.

     Neither party will use the confidential information of the other party except to perform this Agreement.

     Confidential information shall include all proprietary and confidential information, whether disclosed in tangible or non-tangible form, including but not limited to all technical information relating to the Products, processes for manufacturing the Products and end uses of the Products, and customer names or related business information.

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     The obligations of confidentiality specified in this Paragraph 11 shall not apply to any Confidential Information which (1) is at the time of disclosure or thereafter becomes, other than through the fault of the receiving party, generally available to the public, (2) was known to the receiving party prior to the disclosure thereof by the other party, (3) is disclosed to the receiving party by a third party who is not thereby in breach of any confidentiality obligation to the other party with respect thereto, or (4) is independently developed by the receiving party as evidenced by its records.

     Donlar will keep confidential and not disclose to any person or entity that Donlar is manufacturing and supplying the Products to National Starch, except insurance or regulatory or other governmental agencies or bodies or investors or potential investors in Donlar requesting said information, or in the event the same is to be disclosed pursuant to court order.

     The provisions of Paragraph 10 shall survive the termination or expiration of this Agreement.

10. Environmental and Safety. Donlar acknowledges that the Products and raw materials used in the manufacture thereof contain hazardous or toxic substances. Donlar shall at all times operate and maintain its plant in compliance with all applicable federal, state, and local health, safety and environmental laws and regulations governing the manufacture, handling and packaging of the raw materials and/or the Products as well as all other federal, state or local laws, rules, regulations, directives or orders applicable to the manufacture of the Products. Donlar shall adhere to all pertinent warnings or instructions of the manufacturers of any materials used in the manufacture of the Products and undertake all pertinent employee training programs to ensure compliance with any such instructions. Donlar shall permit a qualified Health and Safety representative of National Starch access to its plant during normal business hours at any time during the term of this Agreement on reasonable advance notice to verify compliance with the provisions of this Section 12.

     Nothing in this Agreement shall be construed as requiring Donlar to manufacture any Product when doing so would cause Donlar to be in violation of any applicable health, safety or environmental laws or regulations now or

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     hereafter in effect.

11. Quality Control; Samples; Sample Retention. Donlar shall, at its expense, perform quality control testing in accordance with its normal procedures to ensure the Products meet the Specifications. Donlar shall have the right to have any quality control testing which Donlar is not capable of itself performing, performed by outside contractors acceptable to National Starch.

     Prior to shipment of any Products Donlar shall send to National Starch's quality control department at NSC's facilities at ______________, _______________ or such other location as National Starch may designate a certificate of analysis of, and sample from, each such shipment of Products. If National Starch determines that any such sample does not meet the Specifications, National Starch will promptly notify Donlar of the specific nature of such failure. Any such Product which does not meet its Specifications shall be returned to Donlar at Donlar's sole cost and expense. Donlar shall have access to one-half of the sample relating to such returned Product for the purpose of submitting such sample to an independent testing organization.

     Donlar shall retain a sample from each batch for not less than one year. Batch records and production records identifying lots of raw materials used in the manufacture of a batch of Product shall be retained by Donlar for three years.

12. Insurance. Donlar shall carry Workers' Compensation insurance coverage at statutory limits, Employer's Liability insurance coverage in the amount of $250,000 each accident; Comprehensive General Liability insurance coverage with a Combined Single Limit-Bodily Injury and Property Damage of $1 million including contractual liability insurance coverage; naming National Starch as an additional insured, covering the Product. Donlar shall furnish National Starch with a certificate of insurance evidencing such coverages and limits and containing a provision which requires the insurer to use reasonable efforts to give NSC not less than 30 days prior written notice in the event of cancellation of the insurance policy.

13. Indemnification. Donlar agrees to defend, indemnify and hold harmless National Starch, its agents or employees from and against all claims, actions, judgments, losses and expenses, including attorney's fees, sustained or incurred by National Starch, its agents or employees

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     which arises or results from (1) the performance, failure to perform or improper performance of work under this agreement by Donlar or any other breach by Donlar of the terms and provisions of this Agreement, (2) Donlar's receipt, possession, handling, processing, manufacturing, packaging or shipment of any raw materials, intermediates and/or the Products, (3) the failure of any Product to meet the Specifications, (4) any violation or alleged violation by Donlar of any federal, state or local statutes, ordinances, orders, rules, regulations or directives applicable to the receipt, possession, handling, processing, manufacturing, packaging or shipment of the Products or any raw materials or intermediates used in the manufacture of the Product or the disposal of any waste or by-product arising or resulting from the manufacture of the Products, (5) any negligent or willful act or omission of Donlar, its employees, subcontractors or agents, or (6) the generation, handling, storage, treatment or disposal of any solid or liquid waste or by-products arising or resulting from the manufacture of the Products.

     National Starch agrees to defend, indemnify and hold Donlar, its agents or employees harmless from and against all claims, actions, judgements, losses and expenses, including attorney fees, sustained or incurred by Donlar, its agents or employees which arises or results from (1) the performance, failure to perform or improper performance of work under this agreement by National or any other breach by National of the terms and provisions of this Agreement, (2) National's receipt, possession, handling or shipment of any Products which conform to the Specifications,
     (3) any violation or alleged violation by National of any federal, state or local statutes, ordinances, orders, rules, regulations or directives applicable to the receipt, possession, handling or shipment of the Products which conform to the Specifications, or (4) any negligent or willful act or omission of National, its employees, subcontractors or agents.

14. Independent Contractors. Donlar and National Starch shall at all times and for all purposes under this Agreement be considered independent contractors. Manufacture of the Products shall at all times be under the exclusive control and responsibility of Donlar.

15. Binding Effect; Entire Agreement; Amendment; Assignment. This Agreement is binding upon the parties and their respective successors and assigns, but may not be assigned by a party without the written consent of the other party. This Agreement may not be modified or

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     amended except by an instrument in writing signed by both parties. Any inconsistency or conflict between the terms of this Agreement and any purchase order, invoice or other communication shall be solely governed by the terms of this Agreement. This Agreement is the entire agreement between the parties hereto with regard to the subject matter hereof and supersedes all prior discussions, arrangements or agreements between the parties relating thereto.

16. Force Majeure. In the event either of the parties by reason of an act of God, including fire, windstorm and flood; by inability to obtain raw materials, supplies, fuel or power; by work stoppage caused by strike or other labor dispute; by governmental prohibitions; or by any other cause unrelated to acts or omissions of the party suffering such disability, suffers the inability to perform all or any portion of its obligations under this Agreement, except for payment of invoices, then the party suffering such disability shall be excused from such performance for so long as such event causes such inability to perform. Such party affected by any such event shall immediately notify the other party and indicate the expected duration of such interruption. However, if the ability of a party to perform substantially all of its material obligations under this Agreement is interrupted for a period of three months or more, the other party may elect to terminate this Agreement.

17. General Provisions. The law of Illinois, U.S.A. will govern this Agreement and the performance of the parties. Each party's address for notice is set forth below the party's signature and may be changed from time to time by notice to the other party. Notices are to be given in writing and may be delivered by any customary commercial means including postal service, facsimile, and air courier. Notices are effective upon receipt by the addressee (or upon tender of delivery if the addressee refuses delivery).

18. Assignment. This Agreement shall not be assigned or transferred by either party by operation of law or otherwise, whether in whole or in part, without the prior written consent of the other party, which consent will not be unreasonably withheld. Donlar may not assign or subcontract any obligation required to be performed hereunder by Donlar without the prior written consent of National Starch.

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        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

Donlar Corporation                      National Starch and Chemical
                                        Company

By: Larry P. Koskan                     By: Eugene Elzy
   -------------------------               -----------------------------
Name and Title:  President              Name and Title: Vice President
                ------------                           -----------------
Address:                                Address:
6502 South Archer Avenue                10 Finderne Avenue
Bedford Park, IL 60501                  Bridgewater, NJ 08807
Attn: Mr. Larry Koskan                  Attn: Mr. Eugene Elzy
      Mr. Bernardo Rico                       Mr. Carmine P. Iovine
                                              Mr. Win C. Cooke


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                                   APPENDIX A


    Initial prices for 1996 shall be agreed upon on a case-by-case basis.



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